Free Writing Prospectus
Filed pursuant to Rule 433
October 26, 2006
Registration Statement No. 333-112795
Relating to Preliminary Prospectus Supplement
Dated October 26, 2006



This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019, Attn: Fixed Income Syndicate or Lehman Brothers Inc., the Depositor, any other underwriter or any other dealer participating in this offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free 1-888-603-5847.

The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

                 Corporate Backed Callable Trust Certificates,
      J.C. Penney Debenture-Backed Series 2006-1, Class A-1 Certificates
                 Corporate Backed Callable Trust Certificates,
               J.C. Penney Debenture-Backed Series 2006-1 Trust

                               Select Asset Inc.
                             Depositor and Sponsor

                  Terms and Conditions as of October 26, 2006


Issuing Entity:               The Corporate Backed Callable Trust
                              Certificates, J.C. Penney Debenture-Backed
                              Series 2006-1 Trust, a common law trust which will be established by Select Asset Inc. for the sole purpose of issuing the Certificates.

Certificates:                 Corporate Backed Callable Trust Certificates,
                              J.C. Penney Debenture-Backed Series 2006-1,
                              Class A-1 Certificates. The Trust will also issue interest-only Class A-2 Certificates, which will not be offered publicly. The
                              Certificates will represent an undivided beneficial interest in certain distributions of the Trust, and will be issued pursuant to a trust agreement.

Underlying Securities:        Approximately $25,000,000 aggregate principal
                              amount of 7(5)/8 % Debentures due 3/1/2097, issued by J.C. Penney Corporation, Inc. Cusip:
                              708160BL9

Coupon:                       [7-7.125]%

Coupon Payment Dates:         March 1 and September 1, commencing March 1,
                              2007

Price:                        $25

Ratings:                      BBB- by S&P and Baa3 by Moody's

Amount:                       At least 1,000,000 Class A-1 Certificates

Minimum Denomination:         $25


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Settlement Date:              November [ ], 2006

Scheduled Trust Termination
Date:                         March 1, 2097

Listing:                      NYSE

CUSIP:                        [TBD]

Callability:                  The Underlying Securities will be acquired by
                              the Trust subject to Call Warrants. On any Business Day that any holder of Call Warrants designates as a Call Date occurring on or after the fifth anniversary of the settlement date, or prior thereto on any business day (i) following an announcement by the Underlying Securities issuer of any redemption, prepayment or unscheduled payment of principal on the Underlying Securities (but on or before the date any such redemption, prepayment or unscheduled payment is made), (ii) following the occurrence of an event of default on the Underlying
                              Securities or an SEC Reporting Failure (but on or before the date of any proposed sale in connection therewith) or (iii) during the period following an announcement by the Underlying
                              Securities issuer or an affiliate thereof of any proposed tender offer for some or all of the Underlying Securities (but on or before the date such tender offer expires or is consummated), the Underlying Securities may be called. In the event of a call of the Underlying Securities, Class A-1 Certificates will be redeemed.

Default on Underlying
Securities:                   In the event of default of the Underlying
                              Securities, the Trustee will after 30 days, in the absence of contrary instructions, liquidate the Underlying Securities and distribute the proceeds thereof to the Class A-1 and Class A-2
                              Certificateholders based on the present value of the amounts owed to such holders.

Early Termination:            The Certificates may be redeemed, in whole or in
                              part, prior to their stated maturity date due to:

                              o   A call of the Underlying Securities (see
                                  Callability above);

                              o An early redemption or prepayment of the Underlying Securities by the Underlying Securities issuer;

                              o   An event of default of the Underlying
                                  Securities (see Default on Underlying
                                  Securities above); or

                              o If the Depositor receives notice that the Underlying Securities guarantor is not filing current or periodic reports required under the Exchange Act and the obligations of the Underlying Securities guarantor are not fully and unconditionally guaranteed or assumed by an entity that (x) is eligible to use Form S-3 or F-3 or (y) meets certain other requirements set forth in the prospectus (an "SEC Reporting Failure").

                              Upon the occurrence of an event of default of the Underlying Securities or an SEC Reporting Failure, funds received by the Trust will be allocated to the holders of the Class A-1 and Class A-2 Certificates pro rata according to the present value of payments due to such Certificates. Such allocation of funds may cause the holders of the Class A-1 Certificates to receive less than par plus the accrued interest on their Certificates.




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